NOWAUTO GROUP, INC. ANNOUNCES FISCAL 2008 RESULTS.

Business Improving During Unstable Market

Tempe, Ariz., October 14, 2008. NowAuto Group, Inc. (NAUG:BB and NWAU.PK) today announced results for its fiscal year ended June 30, 2008. The Company reported revenue of $4.5 million and a net loss of $0.17 per diluted share versus revenue of approximately $6.9 million and a net loss of $0.23 per diluted share in the prior fiscal year. The decline in revenue in fiscal 2008 was due directly to the Company’s decision to cease purchase of contracts from other dealers. Gross margin increased during fiscal 2008 to 46% up from 39% in the prior year, reflecting increased finance income and higher margin sales. As previously stated, the switch from sales to leases adversely impacted reported revenue as an increased portion of lease revenue is recorded as deferred revenue.

Contract receivables, including deferred revenue from lease contracts, increased 30% from the prior year.

In spite of the weakened economy, particularly in the sub prime and below sub price markets, the Company’s Bad Debt expense declined 32% from fiscal 2007 as a result of tighter underwriting criteria, a more seasoned portfolio and improved collections practices. Administrative expenses also declined year-over-year by 21% as a result of tighter cash management.

“The present condition of the sub-prime and below sub-prime auto market has continued to impact our industry and our company” said CEO Scott Miller. “While our emphasis is always on collections, our challenge in the current environment is to aggressively work with our customers to maintain active contracts. Efforts begun several months ago to maintain contracts resulted in significantly improved bad debt charges over the prior year. Our commitment to customers and shareholders alike remains; NowAuto will do whatever it can to maintain productive contracts without placing imprudent demands on our customers” Miller said.

“We remain diligent at adjusting to the current economic conditions. Many people will be looking to repair their credit and we have ability to assist them. We have also implemented programs to assist customers during periods of unemployment or major illness”, said Faith Forbis, CFO. “We are also currently installing a new software system that will greatly enhance our business processes including collections. It will also streamline process in the Service Department. We are all excited about the prospect of having many new features at our disposal.”

“Concurrent to working with existing customers, we have initiated new customer incentive programs to increase sales during this slower period” said Chief Operating Officer Tino Valenzuela.

“As previously announced, we continue to diligently pursue an acquirer or merger partner” stated Miller. “While, we hope to be in a position to make a public announcement in coming months, it is more important that the best candidate and completion of due diligence be done before any announcement is made. No timetable can be put to this task. Our goal is to find the candidate that offers to our shareholders the best prospects for the future” Miller added.

About NowAuto Group, Inc.

NowAuto Group, Inc. operates three buy-here-pay-here used vehicle dealerships in Arizona. The Company manages all of its installment finance contracts and purchases installment finance contracts from a select number of other independent used vehicle dealerships. Through its subsidiary, NavicomGPS, Inc. the company markets GPS tracking devices, primarily to independent used vehicle dealerships.

Note to Investors

This press release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, and is subject to the safe harbor created by those sections. The forward-looking information is based upon current information and expectations regarding NowAuto Group, Inc. These estimates and statements speak only as of the date on which they are made, are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecasted in such forward-looking statements.

NowAuto Group, Inc. assumes no obligation to update the information contained in this press release. NowAuto Group, Inc.’s forward-looking statements in this press release and future results may be materially impacted by any number of factors, any or all of which could have a negative impact on sales, operating results, financial and budgetary constraints. NowAuto Group, Inc.’s future results may also be impacted by other risk factors listed from time to time in its SEC filings, including, but not limited to, the Company’s Form-QSBs and its Annual Report on Form 10-K. The statements made herein are independent statements of NowAuto Group, Inc. The inclusion, if any, of any third parties does not represent an endorsement of any NowAuto Group, Inc. products or services by any such third party.

For further information contact NowAuto Group, Inc. or visit the Company’s Web site at www.nowauto.com.

Contact:
NowAuto Group, Inc.
(480) 990-0007
ir@nowauto.com

Source: NowAuto Group, Inc.